SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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☐	Soliciting Material Pursuant to § 240.14a-12

REPROS THERAPEUTICS INC.

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Repros Therapeutics Inc.
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380

April 29, 2013

TO OUR STOCKHOLDERS:

You are cordially invited to attend our 2013 annual meeting of stockholders to be held on June 18, 2013, at 9:00 a.m., Central Time, at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380. A notice of the annual meeting, proxy statement and form of proxy are enclosed with this letter.

We encourage you to read the notice of the annual meeting and proxy statement so that you may be informed about the business to come before the meeting. Your participation in our business is important, regardless of the number of shares that you hold. To ensure your representation at the meeting, please promptly sign and return the accompanying proxy card in the postage-paid envelope. We urge you to vote regardless of whether you expect to attend the annual meeting so that we may ensure that a quorum is present.

We look forward to seeing you on June 18, 2013.

Sincerely,

/s/ Joseph S. Podolski

Joseph S. Podolski
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
TO BE HELD JUNE 18, 2013

To our stockholders:

The annual meeting of stockholders of Repros Therapeutics Inc. will be held on June 18, 2013, at 9:00 a.m., Central Time, at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, for the following purposes:

1.	To elect a board of five directors, each to serve until our next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	To ratify and approve the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for our fiscal year ending December 31, 2013;

3.	To amend the 2011 Equity Incentive Plan;

4.	To consider an advisory vote on executive compensation;

5.	To consider an advisory vote on the frequency of votes on executive compensation; and

6.	To act on such other business as may properly come before the annual meeting or any adjournments thereof.

Only stockholders of record at the close of business on April 22, 2013 will be entitled to notice of and to vote at the annual meeting.

It is important that your shares be represented at the annual meeting regardless of whether you plan to attend. THEREFORE, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE. If you are present at the annual meeting, and wish to do so, you may revoke the proxy and vote in person. In order to be able to have your vote counted at the annual meeting, you need to have written documentation that you are a record holder or, if you own your shares through a brokerage or other type account, written documentation from the account holder that you are the beneficial owner of the shares you are voting.

By Order of the Board of Directors,

/s/ Katherine A. Anderson

Katherine A. Anderson
Secretary

The Woodlands, Texas
April 29, 2013

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be
Held on June 18, 2013

This Proxy Statement, Form of Proxy and the Repros Therapeutics Inc. Annual Report

On Form 10-K for the Fiscal Year Ended December 31, 2012 Are Available At:

www.reprosrx.net/ProxyDocuments

Repros Therapeutics Inc.
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380

 PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 18, 2013

SOLICITATION AND REVOCABILITY OF PROXIES

Our board of directors is soliciting your proxy to be voted at our annual meeting of stockholders to be held on June 18, 2013, at 9:00 a.m., Central Time, at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, for the purposes set forth in the accompanying notice of annual meeting of stockholders, and at any adjournment(s) of the annual meeting. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the annual meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the annual meeting. Our board of directors is not currently aware of any such other matters.

Each of our stockholders has the unconditional right to revoke his or her proxy at any time prior to its exercise, either in person at the annual meeting or by written notice to our Secretary at Repros Therapeutics Inc., 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380. No revocation by written notice will be effective unless such notice has been received by our Secretary prior to the day of the annual meeting or by the inspector of election at the annual meeting. If you are present at the annual meeting, in order to be able to have your vote counted at the annual meeting and thus, to revoke your prior valid vote, you need to have written documentation that you are a record holder or, if you own your shares through a brokerage or other type account, written documentation from the holder of record that you are the beneficial owner of the shares you are voting.

Our principal executive offices are located at 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380. This proxy statement and the accompanying notice of annual meeting of stockholders and proxy are being mailed to our stockholders on or about April 29, 2013.

We have retained Morrow & Co., LLC, a proxy solicitor, to solicit proxies by mail, in person or by telephone, at an estimated cost of $5,500 plus reimbursement of reasonable out of pocket expenses. In addition to the solicitation of proxies by use of this proxy statement, our directors, officers and employees may solicit the return of proxies by mail, personal interview, telephone or the internet. Our officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

We will bear all costs of preparing, printing, assembling and mailing the notice of annual meeting of stockholders, this proxy statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

PURPOSES OF THE MEETING

At the annual meeting, our stockholders will be asked to consider and act on the following matters:

1.	Electing a board of five directors, each to serve until our next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	Ratifying and approving the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for our fiscal year ending December 31, 2013;

3.	Approve an amendment to the 2011 Equity Incentive Plan;

4.	Considering an advisory vote on executive compensation;

5.	Considering an advisory vote on the frequency of votes on executive compensation; and

6.	Acting on such other business as may properly come before the annual meeting or any adjournments thereof.

QUORUM AND VOTING

The close of business on April 22, 2013 has been fixed as the record date for the determination of stockholders entitled to vote at the annual meeting and any adjournment(s) thereof. As of the record date, we had 18,643,986 shares of common stock issued and outstanding.

Each stockholder of record of common stock will be entitled to one vote per share on each matter that is called to vote at the annual meeting. Shares of common stock may not be voted cumulatively.

The presence, either in person or by proxy, of holders of shares representing a majority of the common stock entitled to be cast at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter. A plurality vote is required for the election of directors. Accordingly, if a quorum is present at the annual meeting, the five persons receiving the greatest number of votes cast at the annual meeting will be elected to serve as directors. Thus, abstentions and broker non-votes will not affect the outcome of the election of directors.

All other matters to be voted on will be decided by the vote of the holders of shares representing a majority of the votes present or represented at the annual meeting and entitled to vote on such matter. Shares represented at the meeting but that abstain with respect to Proposal Numbers 2 or 3 will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Accordingly, such abstentions will have the same effect as a vote against (1) the ratification of the reappointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm, and (2) the approval of the Company’s executive compensation. Broker non-votes will not be treated as shares represented at the meeting and entitled to vote for purposes of these proposals, and therefore will have no effect.

All proxies that are properly completed, signed and returned prior to the annual meeting will be voted. Any proxy given by a stockholder may be revoked at any time before it is exercised by the stockholder by (i) filing with our Secretary an instrument revoking it, (ii) executing and returning a proxy bearing a later date or (iii) attending the annual meeting and expressing a desire to vote his or her shares of common stock in person. If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting. Votes will be counted by Computershare Trust Company, N.A., our transfer agent and registrar.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our common stock as of March 31, 2013 by:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock;

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table under the heading "Executive Compensation”; and

•	all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percentage of Class(2)

Katherine A. Anderson, C.P.A.	149,797	(3)	*
Daniel F. Cain	75,087	(4)	*
Nola E. Masterson	66,942	(5)	*
Joseph S. Podolski	659,424	(6)	3.4%
Saira Ramasastry	--		*
Jaye Thompson, Ph.D.	60,837	(7)	*
Joachim F. Wernicke, Ph.D., M.D.	8,333	(8)	*
Ronald Wiehle, Ph.D.	160,106	(9)	*
Michael G. Wyllie, Ph.D., DSC	20,612	(10)	*
All directors and executive officers as a group (8 persons)	1,201,138	(3)-(10)	6.1%

QVT Financial LP 1177 Avenue of the Americas, 9th Floor New York, New York 10036	1,714,374	(11)	9.2%

Baker Bros. Advisors, LLC 667 Madison Avenue New York, New York 10065	2,261,154	(12)	12.1%
BlackRock Inc. 55 East 52nd Street New York, New York 10055	973,795	(13)	5.2%
Visium Asset Management, LP 888 Seventh Avenue – 22nd Floor New York, New York 10019	1,100,000	(14)	5.9%
Wexford Capital LP 411 W Putnam Avenue Greenwich, CT 06830	1,014,900	(15)	5.4%
Partner Fund Management, L.P. Four Embarcadero Center Suite 3500 San Francisco, California 94111	1,217,628	(16)	6.5%
Prudential Financial Inc. 751 Broad Street Newark, New Jersey 07102	3,009,714	(17)	16.1%

_________________________

*	Does not exceed 1%.

(1)	Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by such persons.

(2)	In accordance with SEC rules, each beneficial owner’s percentage ownership assumes the exercise of all options held by such person that are exercisable within 60 days after March 31, 2013.

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(3)	Includes 145,422 shares of common stock issuable upon exercise of options.

(4)	Includes 74,587 shares of common stock issuable upon exercise of options.

(5)	Includes (i) 63,837 shares of common stock issuable upon exercise of options and (ii) 3,105 shares of common stock held by Science Futures LLC. As managing director of Science Futures LLC, Ms. Masterson may be deemed to beneficially own such shares.

(6)	Includes (i) 750 shares of common stock which are held by certain of Mr. Podolski’s family members and (ii) 603,479 shares of common stock issuable upon exercise of options. Mr. Podolski disclaims beneficial ownership of the shares owned by his family members.

(7)	Includes 60,837 shares of common stock issuable upon exercise of options.

(8)	Includes 8,333 shares of common stock issuable upon exercise of options.

(9)	Includes 154,602 shares of common stock issuable upon exercise of options.

(10)	Includes 11,253 shares of common stock issuable upon exercise of options.

(11)	Based on a Schedule 13G/A dated December 31, 2012 filed with the SEC, QVT Financial LP (“QVT Financial”) has shared voting power and shared dispositive power over 1,714,374 shares. QVT Financial LP is the investment manager for QVT Fund V LP and other private investment funds (collectively, the “Funds”). The Funds aggregately beneficially own 1,685,271 shares of common stock and 29,103 shares of common stock underlying warrants. QVT Financial has the power to direct the vote and disposition of the common stock held by the Funds. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 1,714,374 shares of common stock, consisting of the shares owned by the Funds. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Funds, may be deemed to beneficially own the aggregate number of shares of common stock owned by the Funds, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 1,714,374 shares of common stock.

(12)	Based on a Schedule 13G dated February 1, 2013 filed with the SEC, Baker Bros. Advisors, LLC may be deemed to be the beneficial owner of 134,102 shares held by 667, L.P., 2,077,101 shares held by Baker Brothers Life Sciences, L.P., and 49,951 shares held by 14159, L.P. Felix J. Baker and Julian C. Baker, as principals of Baker Bros. Advisors, LLC, may be deemed to be beneficial owners of securities owned by the Funds, and may be deemed to have the power to vote or direct the vote of and power to dispose or direct the disposition of such securities. Felix J. Baker and Julian C. Baker disclaim beneficial ownership of the securities held by each of the funds.

(13)	Based on a Schedule 13G dated December 31, 2012 filed with the SEC, BlackRock, Inc. may be deemed to be the beneficial owner of 973, 795 shares, and may be deemed to have the power to vote or direct the vote of and power to dispose or direct the disposition of such securities.

(14)	Based on a Schedule 13G dated March 18, 2013 filed with the SEC, Visium Balanced Master Fund, Ltd. (“VBMF”) beneficially owns 1,100,000 shares of the Company’s common stock (“Securities”). Visium Asset Management, LP. (“VAM”), by virtue of its position as investment manager to pooled investment funds, may be deemed to beneficially own the Securities. JG Asset, LLC (“JG Asset”) by virtue of its position as General Partner to VAM may be deemed to beneficially own all the Securities beneficially owned by VAM and Jacob Gottlieb (“Gottlieb”) by virtue of his position as the Managing Member of JG Asset, may be deemed to beneficially own all the Securities beneficially owned by JG Asset. VAM, JG Asset and Gottlieb disclaim beneficial ownership as to the Securities, except to the extent of his or its pecuniary interests therein.

(15)	Based on a Schedule 13G dated March 28, 2013 filed with the SEC, Wexford Select Equities LLC may be deemed to beneficially own 900 shares of common stock of the Company while Wexford Spectrum LLC, Wexford Capital LP, Wexford GP LLC, Charles E. Davidson and Joseph M. Jacobs, each may be deemed to beneficially own 1,014,900 shares of common stock of the Company. Wexford Capital LP (“Wexford Capital”) may, by reason of its status as manager of Wexford Spectrum Investors LLC (“WSI”) and Wexford Select Equities LLC (“WSE”, and together with WSI, the “Funds”), be deemed to own beneficially the securities of which the Funds possess beneficial ownership. Wexford GP LLC (“Wexford GP”) may, as the General Partner of Wexford Capital, be deemed to own beneficially the securities of which the Funds possess beneficial ownership. Each of Charles E. Davidson (“Davidson”) and Joseph M. Jacobs (“Jacobs”) may, by reason of his status as a controlling person of Wexford GP, be deemed to own beneficially the securities of which the Funds possess beneficial ownership. Each of Wexford Capital, Wexford GP, Davidson and Jacobs shares the power to vote and to dispose of the securities beneficially owned by the Funds. Each of Wexford Capital, Wexford GP, Davidson and Jacobs disclaims beneficial ownership of the securities owned by the Funds.

(16)	Based on a Schedule 13G dated March 28, 2013 filed with the SEC, Partner Fund Management, L.P. and Partner Fund Management GP, LLC may be deemed to beneficially own 1,178,103 shares of the Company. Partner Investment Management, L.P. and Partner Investment Management GP, LLC may be deemed to beneficially own 39,525 shares of the Company. Brian D. Grossman and Christopher M. James may be deemed to beneficially own 1,217,628 shares of the Company. The Schedule 13G was jointly filed by Partner Fund Management, L.P. (“PFM”), Partner Fund Management GP, LLC (“PFM-GP”), Partner Investment Management, L.P. (“PIM”), Partner Investment Management GP, LLC (“PIM-GP”), Brian D. Grossman (“Grossman”) and Christopher M. James (“James”) with respect to shares of common stock of the Company owned by PFM Healthcare Master Fund, L.P. (“HCM”), and PFM Healthcare Principals Fund, L.P. (“HCP” and, collectively with HCM, the “Funds”). PFM is the investment advisor for HCM. PIM is the investment advisor for HCP. PFM-GP and PIM-GP are, respectively, the general partners of PFM and PIM. Grossman is the portfolio manager for the health care strategy for the Funds. James is the chief investment officer for PIM and PFM and member manager of PFM-GP and PIM-GP.

(17)	Based on the Schedule 13Gs filed with the SEC by Prudential Financial, Inc. ("Prudential") and Jennison Associates LLC ("Jennison"), Prudential may be deemed to beneficial own 3,009,714 shares of the Company’s common stock through its parent/subsidiary relationship with Quantitative Management Associates LLC , the beneficial owner of 1,400 of the shares and Jennison, the beneficial owner of the remaining 3,008,314 shares (including call options to purchase 800,000 shares of common stock). Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients ("Managed Portfolios"). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the 3,008,314 shares of the Company’s common stock (including call options to purchase 800,000 shares of common stock) held by such Managed Portfolios. Prudential indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Company’s common stock held by the Managed Portfolios.

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Equity Compensation Plan Information

The following table provides information as of December 31, 2012, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in the first column)
Equity compensation plans approved by shareholders(1)	1,280,932	$7.48	510,529(2)

Equity compensation plans not approved by shareholders	--	--	--
Total	1,280,932	$7.48	510,529

__________________________

(1)	Consists of shares of common stock reserved for issuance under our 2011 Equity Incentive Plan and any of our former equity incentive plans: our 2000 Non-Employee Directors' Stock Option Plan, our 2004 Stock Option Plan, our Amended and Restated 1993 Employee and Consultant Stock Option Plan and our 1994 Employee and Consultant Stock Option Plan.

(2)	Consists of 510,529 shares remaining available for issuance under our 2011 Equity Incentive Plan.

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PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS

Our board of directors has nominated and urges you to vote for the election of Joseph S. Podolski, our President and Chief Executive Officer, Daniel F. Cain, Nola E. Masterson, Michael G. Wyllie, Ph.D., DSC and Saira Ramasastry, all of whom have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Dr. Thompson is not standing for re-election due to her recent employment by the Company as its Senior Vice President of Clinical and Regulatory. The chart and paragraphs below provide information regarding each nominee, including the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company in 2013. Proxies solicited hereby will be voted for all nominees unless stockholders specify otherwise in their proxies.

If, at the time of or prior to the annual meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the board of directors. The board of directors has no reason to believe that any substitute nominee or nominees will be required.

Nominees for Election as Directors

The names of the nominees for election as directors, and certain additional information with respect to each of them, are set forth below.

Name	Age	Position with Us	Year First Became Director

Joseph S. Podolski	65	President, Chief Executive Officer and Director	1992

Daniel F. Cain	67	Director	2004

Nola E. Masterson	66	Director and Chair of the Board	2004

Michael G. Wyllie, Ph.D., DSC.	62	Director	2011

Saira Ramasastry	37	Director	2013

Joseph S. Podolski. Mr. Podolski has served as Chief Executive Officer and as a director since 1992. He joined us in 1989 as Vice President of Operations. Previously, Mr. Podolski spent twelve years in various engineering, product development and manufacturing positions at G.D. Searle, a subsidiary of Monsanto Company. Before joining Monsanto, Mr. Podolski held positions in manufacturing, engineering, quality control and development of fine chemicals, antibiotics, pharmaceuticals and hospital products with Abbott Laboratories, Dearborn Chemical Company and Baxter Pharmaceuticals. Mr. Podolski holds a B.S. degree in chemistry and a M.S. degree in chemical engineering from the Illinois Institute of Technology.

Daniel F. Cain. Mr. Cain was elected a director in 2004 and was chair of the board of directors from 2005 to 2008. Since October 1994, Mr. Cain has provided consulting services for small businesses. Since May 2000, he has also served as acting chief executive officer of Wireless Medical, Inc., a Colorado-based medical device company. From 1969 to 1994, Mr. Cain held various positions with Miles Laboratories, Inc., Hexcel Corporation, Scripps-Miles, Inc., Synbiotics Corporation and Heska Corporation. Mr. Cain has 38 years of broad business experience including 28 years with medical companies. Sixteen of these years were with three different biotech startup companies, one of which he co-founded. Mr. Cain has held a wide variety of executive level management positions including chief executive officer, president and chief financial officer. Mr. Cain earned a B.S. degree from LeTourneau College and a M.B.A. degree from Indiana University.

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Nola E. Masterson. Ms. Masterson was elected a director in 2004 and became chair of the board in 2009. Since 1982, she has been the chief executive officer of Science Futures Inc., an investment and advisory firm. Ms. Masterson is currently Managing Member and General Partner of Science Futures LLC, I and II, which are venture capital funds invested in life science funds and companies. She serves on the audit committee, nominating committee and the compensation committee for Repros Therapeutics Inc. Ms. Masterson was the first biotechnology analyst on Wall Street, working with Drexel Burnham Lambert and Merrill Lynch, and is a co-founder of Sequenom, Inc., a genetic analysis company located in San Diego and Hamburg, Germany. Ms. Masterson is the Chair Emeritus of the Bay Bio Institute, a 501(c) 3 part of BayBio, which promotes science education, workforce development and best practices as well as entrepreneurs in the bioeconomy. Ms. Masterson began her business career at Ames Company, a division of Bayer, and spent eight years at Millipore Corporation in sales and sales management. Ms. Masterson has 33 years of experience in the life science industry. She received her Masters in Biological Sciences from George Washington University, and continued Ph.D. work at the University of Florida.

Michael G. Wyllie, Ph.D., DSC. Dr. Michael Wyllie was elected a director in October 2011 by the other members of the Board following their decision to bring in additional members with appropriate experience. Dr. Wyllie has over 30 years of experience in senior management positions in the pharmaceutical industry. He is a director and founder of Global Pharma Consulting and is a graduate of the University of Aberdeen. While Director of Biology at Pfizer, he was involved in the discovery, development, regulatory filing and marketing of eight major pharmaceutical products including doxazosin (Cardura), darifenacin (Enablex) and sildenafil (Viagra). Subsequently, Dr. Wyllie has been involved in founding several start-up companies and the successful listing of four of these on the London Stock Market. He is founder and Chief Scientific Officer of Plethora Solutions, Plc, which has a product, PSD502, undergoing regulatory review in the EU for premature ejaculation. He is Chairman of Glycomar Ltd, the Oban-based marine biotechnology company and a member of the Clinical Trials Committee for the International Consultation in Sexual Medicine.

Saira Ramasastry. Ms. Ramasastry was elected a director in March 2013 by the other members of the Board following their decision to bring in additional members with appropriate experience. Ms. Ramasastry is the Founder and Managing Partner of Life Sciences Advisory, LLC, a firm that provides strategic business advice for the biopharmaceutical industry. Previously, Ms. Ramasastry was an investment banker at Merrill Lynch & Co., where she was responsible for originating M&A, strategic and capital markets transactions in the biotechnology industry. Prior to Merrill Lynch, she worked in the M&A group at Wasserstein Perella & Co. Ms. Ramasastry currently serves on the Industry Advisory Board of the Michael J Fox Foundation for Parkinson’s Research, the Board of the American Liver Foundation, the Board of Directors of Sangamo Biosciences (NASDAQ: SGMO) and the Board of Directors of Pain Therapeutics (NASDAQ: PTIE).  Ms. Ramasastry received her B.A. in Economics with Honors and Distinction from Stanford University, and advanced degrees in Management Science & Engineering and Management Studies from Stanford University and the University of Cambridge where she serves on the Cambridge Judge Business School Advisory Council.

The board of directors recommends that stockholders vote “FOR” the election of each of the above-named nominees, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

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EXECUTIVE OFFICERS

Set forth below is certain information concerning our executive officers, including the business experience of each during the past five years.

Name	Age	Position

Joseph S. Podolski	65	President, Chief Executive Officer and Director

Katherine A. Anderson, C.P.A..	55	Chief Financial Officer and Secretary

Ronald Wiehle, Ph.D.	64	Vice President, Research and Development

Joachim F. Wernicke, Ph.D, M.D.	65	Chief Medical Officer

Jaye Thompson, Ph.D..	47	Senior Vice President of Clinical and Regulatory

Information pertaining to Mr. Podolski may be found in the “Proposal Number 1-Election of Directors – Nominees for Election as Directors.”

Ronald Wiehle, Ph.D. Dr. Wiehle originally joined us in 1996 and now serves as the Vice President, Research and Development. Previously, he worked as an Assistant Biochemist at the IIT Research Institute in Chicago on animal models of human cancer. He has over 30 years of experience in biomedical sciences which includes projects involving male and female reproductive biology, cancer biology, virology, and cell biology. Previously, Dr. Wiehle served as the lead scientist for all of the company's hormonally-based programs and was instrumental in the licensing of a series of SPRMs from the National Institute of Health. Dr. Wiehle received a B.S., in Chemistry, from the University of Illinois at Chicago. Dr. Wiehle earned his Ph.D. in Biochemistry from The University of Louisville School of Medicine/Health Science focusing on hormone receptors in human breast cancer. He earned a post doctoral award under a Sonderesforshungsgemeinshaft (SFG) at the Institut fuer Molekularbiologie und Tumorforshung (IMT) of the Phillips University in Marburg, Germany to study the use of recombinant retrovial vectors to transform mammalian cells. He has held faculty positions at the James Graham Brown Cancer Center/University of Louisville and the Department of Obstetrics & Gynecology at the Baylor College of Medicine. He has been awarded research grants by the NIH and local and national clinical/scientific organizations. He has authored more than 25 publications and has delivered invited lectures.

Katherine A. Anderson, C.P.A. Ms. Anderson originally joined us in 2002 as an independent contractor controller and, effective October, 2009, assumed the additional position of Chief Accounting Officer. She has been Chief Financial Officer since August 2011. Ms. Anderson is a certified public accountant with 30 years of experience in accounting and finance. Ms. Anderson earned a B.S. degree in accounting from The University of Houston.

Joachim F. Wernicke, Ph.D, M.D. Dr. Wernicke joined us in 2013 as the Chief Medical Officer and has over 30 years of experience in clinical development and regulatory matters. From 2004 until his in retirement in 2012, Dr. Wernicke was part of the Global Patient Safety group at Eli Lilly and Company (“Lilly”) where he was at various times responsible for Cymbalta, Strattera, Zyprexa, Symbyax, and Effient. He was also involved in the development and approval of Strattera and Cymbalta between 1999 to 2004 and clinical development and regulatory matters related to Prozac and other central nervous system drugs between 1984 and 1990. During his career, he has also served as the VP of Clinical and Regulatory Affairs for Cyberonics, Inc. and as a consultant for various pharmaceutical, biotechnology and medical device companies. Dr. Wernicke received a Ph.D. in biochemistry from U.C.L.A. in 1974, and an M.D. from U.C. Irvine in 1979, followed by a child neurology fellowship.

Jaye Thompson, Ph.D. Dr. Thompson joined us in 2013 as the Senior Vice President of Clinical and Regulatory after serving as a member of the board of directors of the Company since 2009. Ms. Thompson has more than 20 years of experience in the clinical research industry and prior to joining us served as the Senior Vice President of Clinical Development and Regulatory Affairs with Opexa Therapeutics, Inc. Prior to joining Opexa, she was the Senior Vice President for Regulatory Affairs and Emerging Biotechnologies at inVentiv Clinical Solutions, LLC, a wholly-owned subsidiary of inVentiv Heatlh (NASDAQ: VTIV), a full-serve contract research organization. Prior to its acquisition by inVentiv in 2006, Dr. Thompson was President and Founder of SYNERGOS, Inc., a leading contract research organization based in The Woodlands, Texas. Under her leadership, SYNERGOS (founded in 1991) grew and gained a reputation as one of the foremost clinical research organizations in the region. She started her career as a Biostatistician and Project Leader for Applied Logic Associates. Dr. Thompson holds a Bachelor's degree in Applied Mathematics from Texas A&M University and an MS and a PhD in Biostatistics from the University of Texas Health Science Center in Houston. She serves on the Gulf Coast Regional Center of Innovation and Commercialization Executive Board, the MD Anderson Technology Review Committee and the BioHouston Associate Advisory Board.

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corporate governance

Board Meetings

Our operations are managed under the broad supervision of the board of directors, which has ultimate responsibility for the establishment and implementation of our general operating philosophy, objectives, goals and policies. The positions of chair of the board of directors and the chief executive officer of the Company are currently held by different individuals, Nola E. Masterson and Joseph Podolski, respectively. The Company believes that this structure provides the Company with the appropriate level of risk oversight. Our board of directors is currently comprised of a majority of independent directors. The board of directors has determined that current directors, Ms. Ramasastry, Dr. Wyllie, Mr. Cain and Ms. Masterson, as well as former directors Dr. Fourcroy and Dr. Thompson who served during the 2012 fiscal year, are “independent” as independence is defined under the listing standards for The NASDAQ Stock Market. The board based these determinations primarily on a review of the responses our directors provided to questions regarding employment and compensation history, affiliations and family and other relationships. During 2012, the board of directors convened on three occasions. All directors attended 100% of the meetings held by the board and any committee of the board on which he or she served during his or her tenure in 2012. Our current policy is to have our directors attend our annual meeting of stockholders. All of our directors attended our 2012 annual meeting of stockholders.

Board Committees

Pursuant to delegated authority, various board functions are discharged by the standing committees of the board. The board of directors has appointed three principal standing committees: the compensation and option committee, the nominating and corporate governance committee and the audit committee. Copies of the audit committee charter, the compensation and option committee charter and the nominating and corporate governance committee charter are available in the Corporate Governance section of our web site at www.reprosrx.com. The current members of the committees are identified in the following table:

Director	Audit	Compensation and Option	Nominating and Corporate Governance
Daniel F. Cain	√ (Chair)	√	√
Nola E. Masterson	√	√(Chair)	√
Michael G. Wyllie, Ph.D., DSC.			√(Chair)
Saira Ramasastry.	√	√

Audit Committee. The audit committee, which is currently comprised of Mr. Cain, as chair, Ms. Masterson and Ms. Ramasastry, and which previously included Dr. Thompson in 2012, provides assistance to the board of directors in fulfilling its responsibilities relating to corporate accounting and reporting practices, recommends to the board of directors the engagement by us of our independent public accountants, approves services performed by our independent public accountants, including fee arrangements and the range of audit and non-audit services, maintains a direct line of communication between the board of directors and our independent public accountants and performs such other functions as may be prescribed with respect to audit committees under applicable rules, regulations and policies of The NASDAQ Stock Market. The audit committee also evaluates our system of internal controls, the internal audit function and other related areas. The audit committee holds a private executive session with our independent auditors following every audit committee meeting. This executive session excludes management. The audit committee meets quarterly and convened four times in 2012.

As required by The NASDAQ Stock Market and Securities and Exchange Commission, or SEC, rules regarding audit committees, the board of directors has reviewed the qualifications of its audit committee and has determined that none of the current members of the audit committee have a relationship with us that might interfere with the exercise of their independence from us or management and has determined that each member of the audit committee is independent, as independence is defined in the listing standards for The NASDAQ Stock Market. The board of directors has determined that Mr. Cain, chair of the audit committee, is an audit committee financial expert as described in Item 401(h) of Regulation S-K.

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Compensation and Option Committee. The compensation and option committee, which is currently comprised of Ms. Masterson, as chair, Mr. Cain and Ms. Ramasastry, and which previously included Dr. Thompson in 2012, establishes the compensation for our president and chief executive officer, including applicable bonus milestones and equity/option grants. The committee also may be involved or may approve, depending on the availability of the board of directors, grants of awards to other employees, may determine the terms and conditions provided for in each option grant, and may, as requested by our president and chief executive officer, review and recommend to the board of directors the amount of compensation to be paid to our officers. The compensation committee generally convenes on an as needed basis. The compensation and option committee met twice in 2012. The board of directors has determined that each member of the compensation and option committee is independent, as independence is defined in the listing standards for The NASDAQ Stock Market.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee is currently comprised of Dr. Wyllie, as chair, Mr. Cain and Ms. Masterson, and previously included Dr. Fourcroy in 2012. Ms. Masterson chaired the committee during most of 2011 until she appointed Dr. Wyllie as chair following his election to the Board of Directors in October 2011. The nominating and corporate governance committee investigates and makes recommendations to the board with respect to qualified candidates to be nominated for election to the board and reviews and makes recommendations to the board of directors with regard to candidates for directors nominated by stockholders in accordance with our bylaws. This committee also investigates and makes recommendations to the board with regard to all matters of corporate governance, including the structure, operation and evaluation of the board and its committees. The nominating and corporate governance committee met once during 2012. The board of directors has determined that each current member of the nominating and corporate governance committee is independent, as independence is defined in the listing standards for The NASDAQ Stock Market.

Executive Sessions of the Board of Directors. Our policy is to have non-management directors meet regularly in executive sessions following each of our regularly scheduled meetings of the board of directors in a calendar year. A non-management director is any director who is not an employee and does not include any director who is not independent as determined by the board of directors. Non-management directors presently consist of all current directors except Mr. Podolski. The non-management directors met a total of three times during calendar year 2012.

Communications with Directors. Our security holders and other interested parties may communicate with any of our directors (including any presiding director or the non-management directors as a group) by mail to our Secretary, Repros Therapeutics Inc., 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380. Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications will be forwarded to the appropriate director or directors.

Stockholder Nominations. The nominating and corporate governance committee will consider stockholder proposals for director nominees. In order to nominate a director at the annual meeting, a stockholder must follow the procedures set forth in Section 2.12 of our bylaws (available on our web site at www.reprosrx.com). In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of its recommendation and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to our principal executive offices no less than 50 days nor more than 75 days prior to the date of the annual or special meeting at which directors are to be elected; provided, that if the date of the annual or special meeting was not publicly announced more than 65 days prior to the annual or special meeting, such notice by the stockholder will be timely if delivered to the Secretary no later than the close of business on the 15th day following the day on which such announcement of the date of the meeting was communicated to the stockholders.

The stockholder notice must set forth the following:

1. As to each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, or the Exchange Act;

2. The written consent to serve as a director if elected by each person nominated;

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3. Name and address of the stockholder as they appear on our books; and

4. The class and number of shares of common stock beneficially owned by such stockholder.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Nominating and Corporate Governance Committee Nominations. The nominating and corporate governance committee selects each nominee based on the nominee’s skills, achievements and experience. The Company seeks directors who represent a diversity of backgrounds and experiences and believes that such diversity will enhance the quality of the board’s deliberations and decisions. In selecting candidates, the following will be considered, among other things: knowledge, experience and skills in areas critical to understanding us and our business (including financial expertise); personal characteristics, such as integrity and judgment; and candidates’ commitments to the boards of other companies. Specifically, due to the Company’s significant interest in female health, the Company has made a concerted effort to locate and attract women who have appropriate backgrounds and experience to serve on the board. As part of its periodic self-assessment process, the board determines the diversity of specific skills and characteristics necessary for the optimal functioning of the board.

When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders or others. While the committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2012. After conducting an initial evaluation of a potential candidate, the committee will interview that candidate if it believes such candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board of directors that candidate’s election. All of our current directors, except Dr. Jaye Thompson, are standing for re-election at the annual meeting. Saira Ramasastry was elected to the board of directors on March 25, 2013, to fill the vacancy created by the resignation of former director Dr. Jean Fourcroy and is a first-time nominee for election at this annual meeting.

Code of Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for directors, officers and employees and a Code of Ethics for Senior Financial Officers, which are available on the Corporate Governance section of our website at www.reprosrx.com. If any substantive amendments are made to either code, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either code is granted to an executive officer, director or principal accounting officer, the nature of such waiver will be disclosed on our website.

Compensation Committee Interlocks and Insider Participation

All members of the compensation and option committee are independent directors, and none of them are present or past employees or officers of ours. No member of the compensation and option committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity which has one of their executive officers who served on our board or compensation and option committee.

The Board's Role in Risk Oversight

The board of directors’ role in the Company’s risk oversight process includes regular discussions and meetings with members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, several members of the Company’s board are actively involved in several key areas of risk to the Company, namely, regulatory strategy and interactions with the U.S. Food and Drug Administration, and financing matters. Due to the relatively small size of the board, and the centralized management at the Company, senior management is able to frequently interact with the full board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee). This structure enables the board and its Committees to be heavily involved in the risk oversight role.

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AUDIT COMMITTEE REPORT

The audit committee is currently comprised of three directors who are independent, as defined by the standards of The NASDAQ Stock Market. The audit committee assists the board in overseeing matters relating to our accounting and financial reporting practices, the adequacy of our internal controls and the quality and integrity of our financial statements. In March 2004, the audit committee adopted, and the board of directors ratified, an audit committee charter, a copy of which is available on our web site at www.reprosrx.com in the Corporate Governance section.

The audit committee met four times during the year ended December 31, 2012. The audit committee reviewed with management and the independent auditors the interim financial information included in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2012 prior to their being filed with the SEC and reviewed in a meeting held in 2013 the financial information for the fiscal quarter and year ended December 31, 2012, as filed with our Form 10-K for the year ended December 31, 2012.

The independent auditors provided the audit committee with a written statement describing all the relationships between us and our auditors that might bear on the auditors’ independence consistent with Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence). The audit committee also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The audit committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

With and without management present, the audit committee discussed and reviewed the results of the independent auditors’ examination of our December 31, 2012 financial statements. The discussion included matters related to the conduct of the audit, such as the selection of and changes in significant accounting policies, the methods used to account for significant or unusual transactions, the effect of significant accounting policies in emerging areas, the process used by management in formulating significant accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates, significant adjustments arising from the audit and disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee reviewed our audited financial statements as of and for the year ended December 31, 2012, and discussed them with management and the independent auditors. Based on such review and discussions, the audit committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

The foregoing report is given by the members of the audit committee:

Daniel F. Cain, Chair

Nola E. Masterson

Saira Ramasastry (member of audit committee commencing on March 25, 2013)

Jaye Thompson, Ph.D. (former member of audit committee)

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, or Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

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Compensation and Option Committee Report

The compensation and option committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2012 with management, and based on such reviews and discussions, the compensation and option committee recommended to the board, and the board has approved, that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

The foregoing report is given by the following members of the compensation and option committee:

Nola E. Masterson, Chair

Saira Ramasastry
Daniel F. Cain

The report of the compensation and option committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

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Compensation Discussion and Analysis

Philosophy

We have designed our compensation programs to attract and retain key employees, motivate all of our employees to be productive and reward our employees, officers and directors for exceptional performance.  We have implemented different types of compensation programs to motivate performance both in the short-term and in the long-term, with the ultimate goal of long-term increased value for our stockholders.

We believe that our executive compensation programs are essential to our ultimate success and also impact the environment of compensation for all employees.  Executive compensation programs set the general level of expectations for us and also demonstrate the types of goals we expect all employees to reach.

In setting executive compensation, we first determine the goals that will ultimately make the Company successful.  Generally, for the past three years, our success has been dependent upon two key factors:

•	the successful continued clinical development of our two products, Androxal® and Proellex®; and

•	our ability to raise capital to allow us to continue such development.

Because these are goals that are best measured over the long term, we believe that the most effective means of motivating our executives is by providing compensation that will reward long-term success with competitive short-term compensation being used to retain our key executives.  We have utilized traditional long-term compensation programs, namely, stock option programs, to effectuate these goals.

Overview of Compensation and Process

Our compensation programs consist of the following:

•	Base cash salary;

•	Cash bonuses;

•	Equity incentives; and

•	General employee benefits available to all employees (simple IRA matching program, life and health insurance).

The board of directors establishes and oversees compensation for all our executive officers through the Company’s compensation and option committee or its chief executive officer as applicable. The compensation and option committee is responsible for determining the compensation for our chief executive officer (Mr. Podolski), reviewing the proposed compensation of other senior management persons and key employees, and for administering our incentive plans under which grants may be made to all of our employees as well as directors. This includes establishing performance based milestones for purposes of our chief executive officer’s bonus compensation. The committee also determines whether any potential bonus was earned by our chief executive officer, how any potential bonus will be paid and reviews and approves the proposed bonus payments for all other officers and key employees.  The chief executive officer usually establishes the level of compensation of the other officers in the Company, namely Dr. Ronald Wiehle, Katherine A. Anderson, Dr. Joachim F. Wernicke and Dr. Jaye Thompson, and the compensation and option committee customarily meets with our chief executive officer concerning their compensation and makes its final determination of the appropriate compensation amounts for each of them.

In determining the level and composition of the compensation of our chief executive and our other executives, the compensation and option committee or our chief executive officer takes into account various qualitative and quantitative indicators, including comparisons with the compensation awarded to the officers of other companies of similar size, revenue and market capitalization in the biotechnology and pharmaceutical industries.

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Due to the time consuming and extensive clinical trials necessary for approval of our drug candidates by the FDA and the setbacks that are encountered from time to time during this process, including such setbacks as the full clinical hold placed on Proellex® during 2009 which was lifted to a partial clinical hold in 2010, we have, from time to time, experienced significant difficulty in raising the capital needed on satisfactory terms. As a result, conservation of our limited cash is paramount. This has impacted the Company’s philosophy on compensating our executive officers and other employees, from the salary reduction program that we commenced in late 2009, which terminated on December 31, 2011, and to the decision to award equity awards in February 2011 to the Company’s employees for services in calendar year 2010 instead of cash bonuses.

In line with that philosophy, the compensation and option committee adopted the 2011 Equity Incentive Plan in early 2011 on behalf of the board of directors in order to provide a more comprehensive equity incentive program for the employees, directors and consultants of the Company. Such 2011 Equity Incentive Plan provides a variety of equity based compensation incentives such as stock appreciation rights, performance based stock awards, incentive and non-qualified stock options, restricted stock and restricted stock units, and other awards that will provide the compensation and option committee with more responsive methods of rewarding and incentivizing management as the Company progresses.  Such 2011 Equity Incentive Plan also operates to simplify the Company’s equity compensation structure by combining all prior and pending equity plans into one comprehensive plan.

Section 162(m) of the Internal Revenue Code of 1986, or the Code, places a $1 million annual cap on the deductible compensation that can be paid to certain executives of publicly-traded corporations.  Amounts that qualify as “performance based” compensation under Section 162(m)(4) of the Code are exempt from the cap and do not count toward the $1 million limit.  Generally, stock options will qualify as performance based compensation.  The committee has discussed and considered and will continue to evaluate the potential impact of Section 162(m) on us in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

The Company does not believe that its compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation for the last three fiscal years awarded to or earned by the individuals who served as our chief executive officer and chief financial officer and our other most highly compensated executive officers during fiscal year 2012: Joseph S. Podolski, Chief Executive Officer, Katherine A. Anderson, Chief Financial Officer and Ronald Wiehle, Ph.D., Vice President, Research and Development. Dr. Joachim F. Wernicke, our current Chief Medical Officer and Dr. Jaye Thompson, our current Senior Vice President of Clinical and Regulatory, became officers in 2013 after the fiscal year ended and therefore are not included in the table.  We have entered into employment agreements with Mr. Podolski, Ms. Anderson and Dr. Thompson.   The material terms of those agreements are described below.

Based on the summary compensation information provided below, “Salary” accounted for approximately 28% of the total compensation paid to the named executive officers for 2012.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total

Joseph S. Podolski	2012	$435,301	$212,355	—	$1,142,280	—	—	$33,421	(2)	$1,823,357
President & CEO	2011	$326,476	—	—	$751,471	—	—	$28,288	(3)	$1,106,235
	2010	$217,651	—	—	$222,205	—	—	$16,697	(4)	$456,553

Ronald Wiehle, Ph.D.	2012	$165,000	$16,500	—	$166,909	—	—	$28,384	(5)	$376,793
VP, R&D	2011	$165,000	—	—	$137,774	—	—	$27,320	(6)	$330,094
	2010	$110,000	—	—	$92,064	—	—	$19,795	(7)	$221,859

Katherine A. Anderson	2012	$225,000	$42,500	—	$498,674	—	—	$16,872	(8)	$783,046
CFO and Secretary	2011	$184,405	—	—	$144,908	—	—	$6,557	(9)	$335,870
	2010	$112,875	—	—	$6,121	—	—	—		$118,996

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1) Based on the assumptions set forth in Note 2 to our Notes to Condensed Consolidated Financial Statements set forth in our annual report on Form 10-K for the year ended December 31, 2012 related to calculation of value of stock based compensation.

2) This amount is comprised of $20,362 paid by us on behalf of Mr. Podolski for health benefits, $13,059 in contributions made by us on behalf of Mr. Podolski in a simple IRA.

3) This amount is comprised of $18,494 paid by us on behalf of Mr. Podolski for health benefits, $9,794 in contributions made by us on behalf of Mr. Podolski in a simple IRA.

4) This amount is comprised of $14,521 paid by us on behalf of Mr. Podolski for health benefits, $2,176 in contributions made by us on behalf of Mr. Podolski in a simple IRA.

5) This amount is comprised of $23,434 paid by us on behalf of Dr. Wiehle for health benefits and $4,950 in contributions made by us on behalf of Dr. Wiehle in a simple IRA.

6) This amount is comprised of $22,782 paid by us on behalf of Dr. Wiehle for health benefits and $4,538 in contributions made by us on behalf of Dr. Wiehle in a simple IRA.

7) This amount is comprised of $18,850 paid by us on behalf of Dr. Wiehle for health benefits and $945 in contributions made by us on behalf of Dr. Wiehle in a simple IRA.

8) This amount is comprised of $10,122 paid by us on behalf of Ms. Anderson for health benefits and $6,750 in contributions made by us on behalf of Ms. Anderson in a simple IRA.

9) This amount is comprised of $4,307 paid by us on behalf of Ms. Anderson for health benefits and $2,250 in contributions made by us on behalf of Ms. Anderson in a simple IRA.

Base Salary

Salaries are provided to employees as compensation for basic services to the Company and to meet the objective of attracting and retaining talent.  The board of directors initially approves the hiring and promotion of any of our executive officers, including their compensation and option package.  Compensation for Mr. Podolski is normally reviewed on an annual basis by the compensation and option committee.  The compensation for Dr. Wiehle, Ms. Anderson, Dr. Wernicke and Dr. Thompson will be determined by our chief executive officer, and the compensation and option committee will meet with our chief executive officer concerning their compensation and will make its final determination of the appropriate compensation amounts for each of them.

When establishing or reviewing base compensation levels for Mr. Podolski, the compensation and option committee, in accordance with its general compensation policy, considers or considered, as applicable, numerous factors, including:

•	the responsibilities relevant to the position;

•	the qualifications of the executive and the relevant experience of the particular individual;

•	strategic goals for which the executive has responsibility; and

•	general compensation surveys and data available in the industry.

No pre-determined weights are given to any one of such factors.

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Based on the foregoing factors, including a Peer Group comparison, the Board reviewed the salaries of Mr. Podolski, Ms. Anderson and Dr. Wiehle, during the last quarter of 2012. The Board in its review and analysis noted that when Ms. Anderson joined the Corporation full time in 2011, her starting salary was below the industry standard and that Mr. Podolski and Dr. Wiehle had not had a raise in about four years. Commencing in August 2009, all of the Company’s salaried employees, including all executive officers, agreed to a temporary 50% reduction in their salary, in order to conserve the Company’s cash position and provide more working capital to apply toward the Company’s creditors. As a result of the Company successfully raising additional funding, all employees, other than Mr. Podolski, returned to their normal full salary on January 1, 2011 and Mr. Podolski was revised to a 25% reduction until December 31, 2011, which is the date on which the salary reduction plan was terminated. Mr. Podolski’s salary was finally restored to the full contract amount at the start of 2012. Given the tremendous achievements of these three executives during the past year as reflected in the significant increase in shareholder value and progress toward commercialization of the Repros’ two product candidates, the Board has approved the following new salaries for the Company’s executives from 2012, effective as of January 2013:

Name	Salary

Joseph S. Podolski	$495,000
Katherine A. Anderson, C.P.A.	$275,000
Ronald D. Wiehle, Ph.D.	$181,500

In 2013, Dr. Werncicke and Dr. Thompson joined the Company as the Chief Medical Officer and the Senior Vice President for Clinical and Regulatory, respectively, with starting base salaries of $200,000 for Dr. Wernicke and $250,000 for Dr. Thompson.

Bonus

The Company awards bonuses in order to align employees’ goals with the Company’s objectives.  In 2012, Mr. Podolski was eligible to receive, upon the decision of the compensation and option committee, a cash bonus and grant awards under our incentive plans depending on the extent to which certain defined personal and corporate performance goals were achieved.  Although, Mr. Podolski’s employment agreement does not provide for a maximum bonus target percentage the Board has traditionally established 35% of base salary as his maximum potential bonus.  Each year, the compensation and option committee meets with Mr. Podolski to establish suitable incentive milestones for him according to our needs and his particular job responsibilities. For calendar year 2012, the compensation and option committee established applicable value weights or percentages for each particular milestone, for purposes of earning his bonus target. The compensation and option committee usually meets around the end of the calendar year to review the performance of Mr. Podolski and make a recommendation as to the achievement of such milestone targets. For 2012, the committee determined, based on the success of the Company’s clinical program, the successful fundraising activities and the significant increase in shareholder value during the year, to award Mr. Podolski his full 35% bonus as well as the sum of $60,000 in connection with fundraising activities in September 2012. Additionally, the Company also approved a one-time ten percent (10%) bonus payment to all the employees of the Company (excluding Mr. Podolski) for their contributions in increasing shareholder value as reflected in the Company’s stock price and market capitalization.

Perquisites

We match employee contributions to a simple IRA on a dollar for dollar basis up to 3% of salary and bonus after one year of continued employment with the Company.  These contributions are available to all employees.  We provide health, dental and life insurance benefits to all of our employees.  These benefits are provided to attract and retain talent.

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Stock Option and Equity Compensation

All of our employees, including executive officers, are eligible to receive long-term stock-based incentive awards under our 2011 Equity Incentive Plan as a means of providing such individuals with a continuing proprietary interest.  We believe that such grants further the mutuality of interest between our employees and our stockholders by providing significant incentives for such employees to achieve and maintain high levels of performance.  Our stock option plan enhances our ability to attract and retain the services of qualified individuals.  We consider this plan to be the primary means of providing long-term equity compensation to our employees and officers.  The compensation and option committee, which acts as administrator of this plan, considers several factors in determining whether such awards are granted to an executive officer, including the following:

•	the executive officer's position and his or her performance and responsibilities;

•	the amount of stock options, if any, currently held by the officer;

•	the vesting schedules of any such options;

•	the executive officer’s other compensation; and

•	similar equity percentages of peer companies.

While the compensation and option committee does not adhere to any firmly established formulas or schedules for the issuance of awards such as options, the committee will generally tailor the terms of any such grant to achieve its goal as a long-term incentive award by providing for a vesting schedule encompassing several years or tying vesting to particular corporate or job performance milestones, particularly milestones related to the two key factors mentioned under “Compensation Discussion and Analysis – Philosophy” above: drug development and fund raising.

During 2012, we granted options to purchase 221,000 shares to all of our employees and officers, which represented 1% of our outstanding common stock at December 31, 2012 and, of such amount, we granted options to purchase 70,000 shares to our executive officers, representing 32% of the total number of shares granted to our employees and officers.

As of 2013, the Company has granted stock options to purchase 100,000 shares of the Company’s common stock, to each of Dr. Wernicke and Dr. Thompson in connection with their employment by the Company. Such stock options shall vest and be exercisable at a rate of 1/12th each quarter.

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GRANTS OF PLAN-BASED AWARDS

The following table presents each grant of stock options in 2012 to the individuals named in the summary compensation table.  There were no estimated future payouts to report under either non-equity or equity incentive plan awards:

Name	Grant Date	All Other Stock Awards: No. of Shares of Stock or Units	All Other Option Awards: No. of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Price of Stock on Grant Date	Grant Date Fair Value of Option Awards(1)

Joseph S. Podolski, President & CEO	9/5/12	—	50,000	$14.23	$14.23	$522,500

Ronald Wiehle, Ph.D., VP R&D	—	—	—	—	—	$—

Katherine A. Anderson, Chief Financial Officer and Secretary	9/10/12	—	20,000	$1 4.69	$14.69	$215,800

(1) Based on the assumptions set forth in Note 2 to our Notes to Condensed Consolidated Financial Statements set forth in our annual report on Form 10-K for the year ended December 31, 2012 related to calculation of value of stock-based compensation.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information about unexercised options that were held by each of the individuals listed in the summary compensation table as of December 31, 2012.  None of the individuals listed in the summary compensation table hold any stock awards.

	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date

Joseph S. Podolski,	53,576	—		—	$10.88	03/29/14
President & CEO	11,712	—		—	$10.88	03/29/14
	12,500	—		—	$49.04	01/08/17
	12,500	—		—	$35.20	02/18/19
	21,740	—		—	$2.92	12/02/19
	16,589	—		—	$3.28	02/04/20
	11,479	—		—	$3.16	05/03/20
	26,672	—		—	$1.36	07/02/20
	15,114	—		—	$2.40	08/25/20
	27,274	—		—	$1.33	10/28/20
	26,478	—		—	$1.37	12/20/20
	175,000	125,000	(1)	—	$4.50	02/28/21
	5,085	—		—	$5.35	03/16/21
	74,823	—		—	$5.64	06/01/21
	7,293	—		—	$3.73	09/30/21
	5,644	—		—	$4.82	12/30/21
	50,000	—		—	$14.23	09/05/22

Ronald Wiehle, Ph.D.,	32,620	—		—	$10.88	03/29/14
VP, R&D	5,000	—		—	$48.96	01/04/17
	5,000	—		—	$42.60	06/06/18
	8,240	—		—	$2.92	12/02/19
	6,288	—		—	$3.28	02/04/20
	4,351	—		—	$3.16	05/03/20
	5,055	—		—	$1.36	07/02/20
	2,864	—		—	$2.40	08/25/20
	5,169	—		—	$1.33	10/28/20
	5,018	—		—	$1.37	12/20/20
	58,331	41,669	(2)	—	$4.50	02/28/21

Katherine A. Anderson	9,163	837	(3)	—	$3.12	03/15/20
Chief Financial Officer	29,169	20,831	(4)	—	$4.50	02/28/21
and Secretary	5,000	—		—	$5.64	06/01/21
	52,085	72,915	(5)	—	$5.60	08/01/21
	20,000	—		—	$14.69	09/10/22

(1) The shares underlying this option vest in equal quarterly installments over a three year period.  The first installment of 25,000 shares vested on May 28, 2011 and the remainder vests quarterly thereafter.

(2) The shares underlying this option vest in equal quarterly installments over a three year period.  The first installment of 8,333 shares vested on May 28, 2011 and the remainder vests quarterly thereafter.

(3) The shares underlying this option vest in equal quarterly installments over a three year period.  The first installment of 833 shares vested on June 15, 2010 and the remainder vests quarterly thereafter.

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(4) The shares underlying this option vest in equal quarterly installments over a three year period.  The first installment of 4,167 shares vested on May 28, 2011 and the remainder vests quarterly thereafter.

(5) The shares underlying this option vest in equal quarterly installments over a three year period.  The first installment of 10,417 shares vested on November 1, 2011 and the remainder vests quarterly thereafter.

Options Exercised and Stock Vested

None of our named executive officers exercised any of their exercisable options during fiscal 2012 nor did any of our named executive officers receive or vest in any stock awards during fiscal 2012.

Post-Employment Compensation

Mr. Podolski’s employment agreement provides for a fixed term of employment until May 31, 2014, with the result that his compensation and benefits will be paid through such date if he is terminated without cause prior thereto. Any unvested options held by Mr. Podolski will also become fully exercisable in the event he is terminated without cause, and he will be entitled to a 2 year period post termination of employment in which to exercise all options regardless of the reason from termination (unless due to cause).

In addition, Mr. Podolski’s employment agreement provides that he is entitled to severance payments in the event he is terminated without cause or resigns for good reason within 12 months following a change of control.  The specific amount of these payments was revised during March of 2010, when the Fourth Amendment to Mr. Podolski’s employment agreement was adopted.  Under his amended agreement, Mr. Podolski is entitled to a cash lump sum payment equal to the present value of the aggregate amount of payments set forth below, in which the present value is determined as of the closing date of the change of control transaction (as if he was terminated or had resigned on such date and without reduction for any salary waiver then in effect).  Mr. Podolski has agreed to defer payment of such amount, and in lieu of such lump sum payment, he will receive the payments listed in the following table.  All of the payments listed below, other than the first payment made at the closing of a change of control, would be made out of an irrevocable Rabbi Trust which would be funded by us immediately prior to the closing of a change of control transaction:

Amount of payment	Payment due date
Current annual base salary	On the closing of the change of control transaction

50% of base salary	1st anniversary after closing
50% of base salary	2nd anniversary after closing
50% of base salary	3rd anniversary after closing
50% of base salary	4th anniversary after closing
50% of base salary	5th anniversary after closing
35% of base salary	6th anniversary after closing

Dr. Thompson who joined the Company in 2013 is also entitled to severance payments equal to six (6) months of her base salary in the aggregate and certain employment benefits, in the event she is terminated without cause or resigns for good reason. Dr. Thompson’s employment agreement expires in March 2014, with automatic annual renewals unless otherwise terminated.

Ms. Anderson’s employment agreement expires in August 2013 with automatic annual renewals unless otherwise terminated by either party. If terminated for reasons other than cause or if Ms. Anderson resigns for good reason, Ms. Anderson is entitled to salary and certain employment benefits for 6 months following termination.

For purposes of the previous descriptions, the term “cause” means: (i) the conviction of such officer by a court of competent jurisdiction of a crime involving moral turpitude; (ii) the commission, or attempted commission, on us by such officer of an act of fraud; (iii) the misappropriation, or attempted misappropriation, by such officer of any of our funds or property; (iv) the continued and unreasonable failure by such officer to perform in any material respect his or her obligations under the terms of his or her employment agreement; (v) the knowing engagement by such officer, without the written approval of the board of directors, in any direct, material conflict of interest without compliance with our conflict of interest policy; (vi) the knowing engagement by such officer, without the written approval of the board of directors, in any activity which competes with our business or which would result in a material injury to us; or (vii) the knowing engagement by such officer in any activity that would constitute a material violation of the provisions of our insider trading policy or business ethics policy then in effect.  The term “good reason” as used hereunder means a material diminution in the title, powers, duties, responsibilities or functions of such officer within one year following the occurrence of a change of control.

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DIRECTOR COMPENSATION

The following table presents summary information for the year ended December 31, 2012 regarding the compensation of the non-employee members of our board of directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Daniel F. Cain	$32,500	—	$31,250	—	—	—	$63,750

Jaye Thompson	$28,500	—	$31,250	—	—	—	$59,750

Jean L. Fourcroy (former director)	$14,000	—	$10,425	—	—	—	$24,425

Nola Masterson	$54,496	—	$31,250	—	—	—	$85,746

Michael Wyllie	$19,000	—	$31,250	—	—	—	$50,250

(1) Except as otherwise indicated, all of the amounts in this column reflect cash fees paid to or earned by our non-employee directors for attending board or committee meetings during fiscal 2012.

(2) The amounts set forth in this column reflect the value attributed to the option awards granted to our non-employee directors during 2012.  At our annual meeting held on June 13, 2012, all of our then-non-employee directors, which included Ms. Masterson, Mr. Cain, former director Dr. Fourcroy, Dr. Wyllie and Dr. Thompson received a grant of an option to purchase 5,000 shares of our common stock. Dr. Fourcroy resigned from the board on October 31, 2012, and as a result 3,332 unexerciable options were cancelled at the time.  The following table reflects the aggregate number of outstanding options (including unexercisable options) held by our current (and former) non-employee directors as of December 31, 2012:

Director	Number of shares underlying outstanding options

Daniel F. Cain	75,000

Jaye Thompson	61,250

Jean L. Fourroy (former director)	7,500

Nola Masterson	64,250

Michael Wyllie	31,668

Saira Ramasastry	—

 Overview of Compensation and Procedures

We periodically review the level of compensation paid to our non-employee directors.  In determining the level of compensation for our non-employee directors, we have obtained data from a number of different sources, including:

•	Publicly available peer group information; and

•	Independent private surveys of non-executive director compensation in the biotechnology community.

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Employee directors do not receive additional compensation for service on the board of directors or its committees.  We reimburse each non-employee director for travel expenses incurred in connection with attendance at board meetings.  During 2012 and through the first quarter of 2013, each non-employee director was paid a $10,000 annual retainer for service on the board, payable quarterly in advance and $2,000 per meeting in cash, for regular board and committee meetings attended in person or telephonically.  In addition, the chairs of committees received $3,000 per meeting.  Non-regular meetings were compensated at the rate of $250 per hour with a minimum compensation of two hours per meeting.  Employee directors and non-employee directors are eligible to participate in the 2011 Equity Incentive Plan. Additionally, during 2012 the chair of the board received an annual $25,000 stipend paid monthly.

Our policies regarding granting awards under the 2011 Equity Incentive Plan are as follows: (i) each non-employee director who is first elected to the board is entitled to receive an option to purchase 40,000 shares of common stock on the date on which he or she first becomes a non-employee director, vesting quarterly over three (3) years, and (ii) each non-employee director in office immediately after each subsequent annual meeting of stockholders will receive an option to purchase 5,000 shares of common stock, vesting over twelve (12) months, effective on such date. During 2012, options to purchase an aggregate of 25,000 shares of common stock were granted to non-employee directors.

During the last quarter of 2012, the Board, in conjunction with its efforts to attract and recruit a replacement for Dr. Fourcroy who resigned on October 31, 2012, reviewed and evaluated its cash compensation for all independent directors and determined that the amounts being paid were below the Peer Group companies. Following this review, the Board decided that effective April 1, 2013, the following compensation would be appropriate for serving as members of the Board, or on a committee, or as chair of a committee, as follows:

Position	Compensation
Service on Board as a Director	$25,000
Chair of the Board	$20,000
Service on Audit Committee	$12,000
Service on Compensation Committee	$8,000
Service on Nominating and Corporate Governance Committee	$4,000
Chair of Audit Committee	$8,000
Chair of Compensation Committee	$6,000
Chair of Nominating and Corporate Governance Committee	$4,000

No further amounts will be paid for meetings, regardless of how many meetings are held in a year (other than reimbursement of expenses). All the above amounts are for the year and will be prorated accordingly for a partial year spent on the Board or on a Committee.

During 2012, we paid an aggregate of $148,496 in cash to our non-employee directors.

Certain Relationships and Related Transactions

The written charter of the Audit Committee sets forth the Company's policy that related-party transactions between the Company and management be approved by the Audit Committee. The Audit Committee considers whether to ratify or approve a related party transaction on a case-by-case basis, rather than pursuant to a written policy.

Section 16(a) Beneficial ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of common stock with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all such forms that they file.

To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Form 5 were required, we believe that during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were complied with in a timely manner.

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PROPOSAL NUMBER 2:
RATIFICATION AND APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform an integrated audit of our financial statements for the fiscal year ending December 31, 2012 and the effectiveness of our internal control over financial reporting as of December 31, 2012, subject to ratification by our stockholders. We anticipate that representatives of PricewaterhouseCoopers LLP will not be present at the annual meeting. However, we anticipate that representatives of PricewaterhouseCoopers LLP will be available telephonically and will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions from stockholders attending the annual meeting.

Fees Paid to Registered Independent Public Accounting Firm

The following table sets forth the aggregate fees billed to us by our registered independent public accounting firm, PricewaterhouseCoopers LLP, for fiscal years ended December 31, 2012 and 2011 respectively:

	2012	2011
Audit Fees	$247,180	$227,150

Audit Related Fees	--	--

Tax Fees	$5,000	$5,000

All Other Fees	--	--

Total Fees	$252,180	$232,150

Audit fees for 2012 include $9,900 for service related to our filing of Amendment No. 1 to S-1 on S-3 and $26,900 for services in connection with the S-3. Audit fees for 2011 included $22,900 for services related to our filing of Form S-1 and $14,500 for services in connection with the S-3 prospectus supplement. The services provided under the caption "Tax Fees" for 2012 and 2011 relate to certain compliance related services and tax advice to us. The audit committee considered whether the provision of the services related to the shelf registration statement and those reflected under "Tax Fees" above might have affected PricewaterhouseCoopers' independence with respect to their audit of our financial statements, and the audit committee believes that such services did not affect, and were compatible with, PricewaterhouseCoopers' independence.

Audit Committee Pre-Approval Policies and Procedures

The audit committee's policy provides that our independent registered public accounting firm, or the Audit Firm, may provide only those services pre-approved by the audit committee or its designated subcommittee. The audit committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the Audit Firm. To the extent practicable, at the same meeting the audit committee also reviews and approves a budget for each of such services. The term of any such pre-approval is for the period of the annual audit cycle, unless the audit committee specifically provides for a different period.

Services proposed to be provided by the Audit Firm that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the audit committee or its designated representative. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the audit committee or its designated representative.

All requests or applications for the Audit Firm to provide services to us must be submitted to the audit committee or its designated representative by the Audit Firm and the chief financial officer. It is our policy that if any of our employees or any representative of the Audit Firm becomes aware that any services are being, or have been, provided by the Audit Firm to us without the requisite pre-approval, such individual must immediately notify the chief financial officer, who must promptly notify the chair of the audit committee and appropriate members of senior management so that prompt action may be taken to the extent deemed necessary or advisable.

The audit committee may form and delegate to a subcommittee composed of one or more of its members, the authority to grant specific pre-approvals under its policy with respect to audit, review, attest and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full audit committee no later than its next scheduled meeting. The audit committee may not delegate to management its responsibilities to pre-approve services performed by the Audit Firm.

The board of directors recommends that stockholders vote “FOR” ratification and approval of the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for the fiscal year ended December 31, 2013, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

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PROPOSAL NUMBER 3
APPROVAL OF AMENDMENT TO 2011 EQUITY INCENTIVE PLAN

The board of directors has unanimously approved an amendment to our 2011 Equity Incentive Plan, as amended (the “Plan”), which if approved, will increase the number of shares that may be issued under the Plan by 1,000,000 or from 2,000,000 to 3,000,000. At our annual meeting, the stockholders of the Company will be asked to approve such amendment to the Plan. The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the 2013 annual meeting is required to approve the proposed amendment.

General

The purpose of the Plan is to promote the success and enhance the value of our company by linking the personal interests of employees and the members of our board of directors to those of our stockholders. We believe that to be successful, our employees need to think like owners. Consistent with this philosophy, our equity program continues to be broad-based to provide us with a competitive advantage in our efforts to hire and retain top talent. Furthermore, it is an omnibus plan that permits a variety of equity based incentives for employees, consultants and directors more typical of other public companies and that provides the compensation and option committee with the ability to attract and retain the best talent by providing them with more flexibility in structuring compensation related benefits.

Our stockholders originally approved the 2011 Equity Incentive Plan at our 2011 annual meeting of stockholders. At the time we sought such approval, we had approximately 11,976,209 million shares of common stock outstanding and only six (6) full-time employees and believed that the number of shares available for issuance under the Plan as originally proposed was sufficient for our near-term goals. Since such time, we have quadrupled the number of full-time employees to twenty-six (26) and elected a new person to the board of directors. In the future, we may hire additional employees and elect additional members to the board of directors which might require us granting additional incentive awards beyond the 2,000,000 shares currently contemplated by the Plan.

The 2011 Equity Incentive Plan is filed as Exhibit 4.1 to our Registration Statement on Form S-8 filed with the SEC with registration number 333-175641. Certain features of the Plan are summarized below, but this summary is qualified in its entirety by reference to the full text of the Plan. All capitalized terms not defined herein have the meanings set forth in the Plan.

Types of Awards

The Plan permits the granting of stock options to purchase shares of common stock, which may be either incentive stock options within the meaning of Section 422 of the Code or options that do not constitute incentive stock options, referred to as nonqualified options. The Plan also permits the granting of stock appreciation rights, restricted stock, restricted stock units, performance-based awards, as well as other awards that are responsive to changing developments in management compensation.

Eligibility for Participation

Incentive stock options may be granted only to individuals who are our employees (whether or not they are directors) or an employee of any parent or subsidiary corporation (within the meaning of Section 424 of the Code) or any member of a controlled group with us. All other options may be granted to employees, consultants or non-employee directors. The compensation committee determines from time to time the participants to whom awards will be granted and as of the date of this proxy statement, twenty-six (26) employees and four non-employee directors are eligible to participate in the Plan.

Administration

The Plan is administered by the compensation and option committee of the board of directors, consisting of two or more directors appointed by the board. The current members of the compensation and option committee are Ms. Nola E. Masterson, Chair, Mr. Daniel F. Cain and Ms. Saira Ramasastry. No person shall be eligible to serve on the compensation and option committee unless such person is a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act, if and as such is then in effect, and also an outside director within the meaning of Section 162(m) of the Code.

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Subject to the terms and conditions of the Plan, the compensation and option committee has authority to determine the employees and directors who are to be granted options, the number of shares to be issued pursuant to such options (within the limits of the Plan), to interpret the Plan and all options and to administer the Plan.

Amendment and Termination

The board of directors in its discretion may modify, revise or terminate the Plan. Any modification or revision requires the approval of our stockholders if required by applicable law or the rules of the NASDAQ Stock Market, and no modification, revision or termination of the Plan may, without approval by a majority of the stockholders: (i) change the aggregate number of shares of common stock which may be issued under options granted under the Plan, (ii) reduce the option price at which options may be granted, or otherwise materially increase the benefits accruing to optionees under the Plan, (iii) change the class of persons eligible to receive options or (iv) otherwise cause the Plan to fail to comply with the rules and regulations promulgated under Section 16(b) of the Exchange Act.

Term of the Plan

The Plan became effective as of February 28, 2011 and except with respect to options then outstanding, if not sooner terminated, the Plan will terminate on February 28, 2021, and no further options may be granted after such date. No options will be exercisable or payable prior to approval of the proposed amendment to the Plan by our stockholders for any shares over the 2,000,000 shares currently approved.

Shares Subject to the Plan

The maximum number of shares of common stock that may be issued or transferred pursuant to awards under the Plan shall equal 2,000,000, subject to adjustment in the event of stock splits and certain other corporate events. See " — Adjustments to Shares" below. If our stockholders approve the proposed amendment to the Plan, such number shall increase to 3,000,000 shares. To the extent shares cease to be issuable under an option, such shares will be released from the option and will be available under the Plan for the grant of additional options. Such shares of common stock may be authorized but unissued shares or reacquired shares. Each share of common stock issued pursuant to the Plan will be fully paid and nonassessable.

Options

The compensation and option committee has the authority to grant options that will be in such form as the compensation and option committee may from time to time approve subject to the terms of the Plan. The compensation and option committee also has the authority to determine whether options granted to employees will be incentive stock options, nonqualified options, stock appreciation rights, restricted stock, restricted stock units or performance-based awards.

The compensation and option committee may, with the consent of the person or persons entitled to exercise an option, amend an option, except that no such amendment shall reduce the exercise price of any option. The compensation and option committee may at any time or from time to time, in its discretion, extend the time during which an option may be exercised after termination of employment or service as a director or accelerate the time or times at which such option may be exercised to any earlier time or times.

To exercise an option granted under the Plan, the person entitled to exercise the option must deliver to us payment in full of the exercise price for the shares being purchased, together with any required withholding tax in the case of the exercise of a nonqualified option. The payment must either be in cash or check acceptable to us, through delivery to us of shares of common stock already owned by the person, by sale through a broker, or by any combination thereof. The value of each share of common stock delivered will be deemed to be equal to the per share closing price of the common stock on the NASDAQ Stock Market on the date of delivery of the notice requesting such exercise.

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The price at which shares of common stock may be purchased upon the exercise of an option shall be equal to the fair market value per share of common stock at the time of the grant based on the closing price of common stock on the NASDAQ Stock Market on the date of grant of such option. The Plan expressly prohibits the repricing of options except in the event of adjustments for stock splits and other corporate events.

The exercise price for options shall be subject to appropriate adjustments in the event that the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like. The compensation and option committee shall provide, in the option grant, the time or times at which the options will be exercisable.

No option may be exercised later than the date which is ten years after the date of grant. The compensation and option committee may, in its discretion, provide in an option agreement (other than an incentive stock option agreement) that the option right granted to the individual may be transferred as provided in such option agreement.

Change of Control

Upon the occurrence of a change of control (defined generally as certain acquisitions by a person, entity or group of 50% or more of our outstanding common stock or 50% of the combined voting power of our then outstanding voting securities, or certain reorganizations, mergers, consolidations or liquidations or certain changes in the majority of our board), each option that is not then immediately exercisable in full shall be assumed or substituted on the same terms by the successor corporation. However, if successor corporation does not assume or substitute the outstanding awards, then vesting of these awards will fully accelerate and the options will become immediately exercisable in full, unless determined otherwise by the compensation and option committee.

Amendment of an Option

Subject to the restrictions set forth in the Plan, the compensation and option committee may amend any outstanding option and may waive, amend or accelerate any requirement or condition to payment or exercise with respect to any option. The committee may not amend any outstanding option in a manner that would adversely affect the rights of a Plan participant without such participant's consent.

Adjustments to Shares

In the event the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the compensation and option committee will make an appropriate and equitable adjustment in the number and kind of shares of common stock subject to the Plan (including shares of common stock as to which all outstanding options, or portions thereof then unexercised, are exercisable) so that after such event the shares of common stock subject to the Plan and the proportionate interest of each option will be maintained as before the occurrence of such event. Any such adjustment made by the compensation and option committee will be final and binding upon us and all other interested persons.

Planned Grants

We have no current intentions to grant any options under this Plan for shares over the 3,000,000 shares, if our stockholders approve the proposed amendment to the Plan. We will continue considering grants under the Plan in the ordinary course of business.

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Federal Income Tax Consequences of the Plan

General

The Plan is not qualified under Section 401(a) of the Code.

The following summary is based on the applicable provisions of the Code as currently in effect and the income tax regulations and proposed income tax regulations thereunder.

Status of Options

Options granted under the Plan may be incentive stock options, nonqualified options, stock appreciation rights, restricted stock, restricted stock units or performance-based awards. Under certain circumstances, an incentive stock option may be treated as a nonqualified option. The tax consequences both to the optionee and to us differ depending on whether an option is an incentive stock option or a nonqualified option.

Nonqualified Option

No federal income tax is imposed on the optionee upon the grant of a nonqualified option. Upon the exercise of a nonqualified option, the optionee will be treated as receiving compensation, taxable as ordinary income in the year of exercise. The amount recognized as ordinary income upon exercise is the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price paid for such common stock. At the time common stock received upon exercise of a nonqualified option is disposed of, any difference between the fair market value of the shares of common stock at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. The gain, if any, realized upon such a disposition will be treated as long-term or short-term capital gain, depending on the holding period of the shares of common stock. Any loss realized upon such a disposition will be treated as a long-term or short-term capital loss, depending on the holding period of the shares of common stock.

Upon an optionee's exercise of a nonqualified option, and subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for the compensation paid at the same time and in the same amount as compensation is treated as being received by the optionee, assuming we satisfy the federal income tax reporting requirements with respect to such compensation. We are not entitled to any tax deduction in connection with a subsequent disposition by the optionee of the shares of common stock.

If the shares of common stock received upon the exercise of a nonqualified option are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and our tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% shareholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a nonqualified option.

Incentive Stock Options

No federal income tax is imposed on the optionee upon the grant of an incentive stock option. The optionee would recognize no taxable income upon exercise of an incentive stock option if the optionee (a) does not dispose of the shares of common stock acquired pursuant to the exercise of an incentive stock option within two years from the date the option was granted or within one year after the shares of common stock were transferred to the optionee and (b) is an employee of either (i) the company granting the option, (ii) the parent company or a subsidiary of such corporation or (iii) a corporation which has assumed such option of another corporation as a result of a corporate reorganization, merger or similar transaction. Such employment must continue for the entire time from the date the option was granted until three months before the date of exercise, or 12 months before the date of exercise if employment ceases due to permanent and total disability. If common stock received upon exercise of an incentive stock option is disposed of after completion of the applicable holding period described in (a) above, any difference between the exercise price paid for such common stock and the amount realized on the disposition would be treated as a capital gain or loss. The gain, if any, realized upon such a disposition will be treated as long-term capital gain. Any loss realized upon such a disposition will be treated as a long-term capital loss. We would not be entitled to any deduction in connection with the grant or exercise of the option or the disposition of the shares of common stock so acquired.

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If, however, an optionee disposes of shares of common stock acquired pursuant to exercise of an incentive stock option before the applicable holding period has expired, the optionee would be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as being received by the optionee. The amount treated as compensation is the lesser of (i) the excess of the fair market value of the common stock at the time of exercise over the exercise price or (ii) the excess of the amount realized on disposition over the exercise price. The balance of the gain, if any, realized upon such a disposition will be treated as long-term or short-term capital gain depending on the holding period. If the amount realized at the time of the disposition is less than the exercise price, the optionee will not be required to treat any amount as ordinary income, provided that the disposition is of a type that would give rise to a recognizable loss. In such event, the loss will be treated as a long-term or short-term capital loss depending upon the holding period. A disposition generally includes a sale, exchange or gift, but does not include certain other transfers, such as by reason of death or a pledge or exchange of shares described in Section 424(c) of the Code.

Alternative Minimum Tax

Although the exercise of an incentive stock option does not result in current taxable income, there are implications with regard to the alternative minimum tax, or AMT. The excess of the fair market value of shares of common stock acquired upon exercise of an incentive stock option over the exercise price paid for such shares of common stock is an adjustment to AMT income for the optionee's taxable year in which such exercise occurs (unless the shares of common stock are disposed of in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, in which event the amount included in AMT income will not exceed the amount realized on the disposition over the adjusted basis of the shares).

Payment of Option Price in Shares

In the case of a nonqualified option, if the option price is paid by the delivery of shares of common stock previously acquired by the optionee having a fair market value equal to the option price, no gain or loss would be recognized on the exchange of the previously acquired shares for a like number of shares of common stock. The optionee's basis and holding period in the number of shares of common stock received (to the extent equal to the number of previously acquired shares used) would be the same as his or her basis and holding period in the previously acquired shares used. The optionee would treat the fair market value of the number of shares of common stock received in excess of the number of previously acquired shares used as ordinary compensation income. The optionee's basis in such excess shares of common stock would be equal to their fair market value at the time of exercise. The optionee's holding period in such excess shares of common stock begins on the date the optionee acquires those shares of common stock.

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In the case of an incentive stock option, the federal income tax consequences to the optionee of the payment of the option price with previously acquired shares depends on the nature of the previously acquired shares. If the previously acquired shares were acquired through the exercise of a qualified stock option, an incentive stock option or an option granted under an employee stock purchase plan, any one of which shall be referred to as a statutory option, and if such previously acquired shares are being transferred prior to expiration of the applicable holding period, the transfer would be treated as a disqualifying disposition of the previously acquired shares. If the previously acquired shares were acquired other than pursuant to the exercise of a statutory option, or were acquired pursuant to the exercise of a statutory option but have been held for the applicable holding period, no gain or loss should be recognized on the exchange of the previously acquired shares. In either case, (i) the optionee's basis and holding period in the number of shares of common stock received (to the extent equal to the number of previously acquired shares used) would be the same as his or her basis and holding period in the previously acquired shares used, increased by any income recognized to the optionee upon the disqualifying disposition of the previously acquired shares, (ii) the optionee's basis in the number of shares of common stock received in excess of the number of previously acquired shares used would be zero, (iii) the optionee's holding period in such excess shares of common stock begins on the date the optionee acquires those shares of common stock and (iv) the other incentive stock option rules would apply. Upon a subsequent disqualifying disposition of the shares of common stock so received, the shares with the lowest basis would be treated as disposed of first.

Other Awards under 2011 Equity Incentive Plan

The current federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses and performance share awards are generally subject to tax at the time of payment; cash-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. Our company will generally have a corresponding deduction at the time the participant recognizes income. However, as for those awards subject to incentive stock options treatment, our company would generally have no corresponding compensation deduction.

Withholding for Taxes

No issuance of common stock under the Plan shall be made until arrangements satisfactory to us have been made for the withholding of taxes.

Additional Tax Consequences

Section 162(m) of the Code places a $1 million cap on the deductible compensation that may be paid to certain executives of publicly traded corporations. Amounts that qualify as "performance based" compensation under Section 162(m)(4)(C) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, options granted with an exercise price at least equal to the fair market value of the stock on the date of grant will qualify as performance-based compensation. Any other awards may or may not so qualify, depending on their terms.

The board of directors recommends that stockholders vote "FOR" approval of amending the 2011 Equity Incentive Plan, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

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PROPOSAL NUMBER 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are seeking advisory shareholder approval of the compensation of the executive officers named in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”) as disclosed in the section of this proxy statement titled Compensation Discussion and Analysis commencing on page 15 of this proxy statement.

The Board of Directors recommends voting “For” approval
of the following non-binding advisory resolution.

Resolved, that the shareholders of the Company advise that they APPROVE the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and narrative discussion).

As described in the Compensation Discussion and Analysis commencing on page 15 of this proxy statement, the Compensation Committee of the Board has structured our executive compensation program to provide an overall compensation package, including cash compensation and equity awards, that enable the Company to attract and retain key employees and motivate employees, officers and directors for exceptional performance.

Shareholders are encouraged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. The vote on the above resolution is not intended to address any specific element of compensation; rather, it relates to overall compensation of our Named Executive Officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

This vote is advisory and non-binding on the Board and the Compensation and Option Committee and will not require the Board or the Compensation and Option Committee to take any particular action. The outcome of the vote will not be construed as overruling any decision of the Board or creating or implying any additional fiduciary duty of the Board. However, the Board and the Compensation and Option Committee will review the voting results in connection with their ongoing evaluation of the Company’s executive compensation program. Broker non-votes will not be counted in evaluating the results of the vote.

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PROPOSAL NUMBER 5
ADVISORY VOTE ON FREQUENCY OF VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires us to submit a non-binding, advisory resolution to shareholders at least once every six years to determine whether advisory votes on executive compensation should be held every three years, every two years, or every year. In satisfaction of this requirement, shareholders are being asked to vote on the following advisory resolution:

Resolved, that the shareholders of the Company advise that an advisory resolution with respect to executive compensation should be presented every three years, every two years, or every year, as reflected by their votes for each of these alternatives in connection with this resolution.

The Board of Directors recommends voting for holding an advisory vote on executive compensation every THREE years.

Please mark on your proxy card your preference on the frequency at which an advisory vote on executive compensation should be held – every three years, every two years, or every year. If you have no preference, you may mark “Abstain” on the proxy card.

The optimal frequency of vote necessarily turns on a judgment about the relative benefits and burdens of each of the options. There have been diverging views expressed on this question and the Board believes there is a reasonable basis for each of the options.

Some argue that an annual vote is needed to give shareholders the opportunity to react promptly to emerging trends in compensation, provide feedback before those trends become pronounced over time, and give the Board and the Compensation and Option Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from shareholders.

Others believe that a less frequent vote would allow shareholders to focus on overall design issues rather than details of individual decisions, would align with the goal of compensation programs — such as the Company’s program — which are designed to reward performance that promotes long-term success, and would avoid the burden that annual votes would impose on shareholders required to evaluate the compensation programs of a large number of companies each year. After evaluating the various views on this matter, the Board believes an advisory vote on executive compensation every three years is in the best interest of the Company.

This is an advisory vote and as such is not binding on the Board. Broker non-votes will not be counted in evaluating the results of the vote.

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PROPOSALS OF STOCKHOLDERS

Proposals of stockholders to be presented at the annual meeting of stockholders to be held in 2014 must be received at the office of our Secretary no later than December 16, 2013 in order to be included in our proxy statement and form of proxy relating to that meeting.

Pursuant to our bylaws, a stockholder that intends to present business at the 2014 annual meeting and has not submitted such proposal by the date set forth above must notify our Secretary by April 12, 2014. If such notice is received after April 12, 2014, then the notice will be considered untimely, and we will not be required to present such business at the 2014 annual meeting.

All proposals must comply with applicable SEC regulations and our Restated Bylaws as amended from time to time.

FINANCIAL INFORMATION

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is being furnished with this proxy statement to stockholders of record on the record date. The Form 10-K does not constitute a part of this proxy statement or the proxy solicitation material.

By Order of the Board of Directors

/s/ Katherine A. Anderson

Katherine A. Anderson
Secretary

April 29, 2013
The Woodlands, Texas

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PROXY –REPROS THERAPEUTICS INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph S. Podolski and Katherine A. Anderson, or their designees, as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held on June 18, 2013, at 9:00 a.m., Central Time, at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, and any adjournments thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below.

This proxy when signed and returned will be voted as directed, or if no direction is made, the proxy will be voted FOR the election of the nominees for director, FOR the ratification and approval of PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm, FOR the approval of an amendment to the 2011 Equity Incentive Plan, FOR the advisory resolution that approves the Company’s executive compensation, and FOR THREE YEARS in Proposal Number 5 related to frequency of advisory votes for executive compensation.

Please vote, sign, date and return this proxy card promptly using the enclosed envelope.

(Continued and to be voted on reverse side.)

REPROS THERAPEUTICS INC.

☐	Mark this box with an X if you have made changes to your name or address details above.

ANNUAL MEETING PROXY CARD

A. ELECTION OF DIRECTORS

1. The Board of Directors recommends a vote FOR the listed nominees:

	FOR	WITHHOLD
01 – Joseph S. Podolski	☐	☐
02 – Daniel F. Cain	☐	☐
03 – Nola Masterson, M.S.	☐	☐
04 – Saira Ramasastry	☐	☐
05 - Michael G. Wyllie, Ph.D., DSC.	☐	☐

B. PROPOSALS

The Board of Directors recommends a vote FOR the following proposals:

2. To ratify and approve the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for our fiscal year ending December 31, 2012.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. To approve an amendment to the 2011 Equity Incentive Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4. To approve, in accordance with the advisory resolution, the Company’s executive compensation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The Board of Directors recommends a vote for 3 YEARS on the following proposal:

5. To approve, in accordance with the advisory resolution, the holding of an advisory vote on executive compensation every three years, every two years or every year, as indicated.

3 YEARS	2 YEARS	1 YEAR	ABSTAIN
☐		☐	☐

C. AUTHORIZED SIGNATURES — SIGN HERE — THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

Date (mm/dd/yyyy)